Exhibit 23
CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
We consent to the incorporation by reference in Registration Statements No. 333-217053, No. 333-217054, and No. 333-249989 on Form S-8 and No. 333-245698 on Form S-3 of our reports dated May 25, 2022, relating to the consolidated financial statements of DXC Technology Company and subsidiaries (the “Company”), and the effectiveness of the Company's internal control over financial reporting, appearing in this Annual Report on Form 10-K of DXC Technology Company for the year ended March 31, 2022.

/s/ Deloitte & Touche LLP
McLean, Virginia
May 25, 2022